Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lumos Pharma, Inc.:

We consent to the use of our report dated March 3, 2020, with respect to the consolidated balance sheets of NewLink Genetics Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Austin, Texas
June 12, 2020